CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Compass EMP Funds Trust and to the use of our report dated January 30, 2013 on Compass EMP Multi-Asset Balanced Fund, Compass EMP Multi-Asset Growth Fund, and Compass EMP Alternative Strategies Fund (each a series of shares of beneficial interest of Compass EMP Funds Trust) financial statements and financial highlights.  Such financial statements and financial highlights appear in the November 30, 2012 Annual Report to Shareholders that are incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 18, 2013